Exhibit 10.1
SUMMARY OF DIRECTOR AND NAMED EXECUTIVE OFFICER COMPENSATION
This summary sets forth the compensation of the Directors of Kimball Electronics, Inc. (the “Company”). The summary also includes compensation of the Company’s current Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers, who will be referred to herein as our “Named Executive Officers.”
Director Compensation
All Non-Employee members of the Board of Directors (the “Board”) receive annual retainer fees of $75,000 plus an additional $65,000 of retainer fees paid in shares of Common Stock of the Company for service as Directors. The Lead Independent Director of the Board, the Chairperson of the Audit Committee of the Board, and the Chairperson of the Compensation and Governance Committee of the Board each receive an additional $10,000 annual retainer fee.
The Directors can elect to receive some or all of the $75,000 portion of their annual retainer fees and the additional $10,000 annual retainer fee, if applicable, in shares of the Company’s Common Stock. The additional $65,000 of annual retainer fees shall be paid in shares of the Company’s Common Stock. The Company maintains a Non-Employee Directors Stock Compensation Deferral Plan, which allows Non-Employee Directors to elect to defer all, or a portion of, their stock retainer fees until termination of service from the Board. Shares of Common Stock will be issued either under the Company’s 2014 Stock Option and Incentive Plan or the Non-Employee Directors Stock Compensation Deferral Plan. Directors are also reimbursed for reasonable travel expenses incurred in connection with Board and Committee meeting attendance.
Donald D. Charron, Chairman of the Board and Chief Executive Officer, is a Director and also an employee of the Company but does not receive compensation for his service as a Director.
Named Executive Officer Compensation
Base Pay
Periodically, the Compensation and Governance Committee of the Board reviews and approves the salaries that are paid to the Company’s executive officers. The following are the current annualized base salaries for the Company’s Named Executive Officers:

Donald D. Charron, Chairman of the Board, Chief Executive Officer	$709,752
John H. Kahle, Vice President, General Counsel, Chief Compliance Officer, Secretary	$397,800
Steven T. Korn, Vice President, North American Operations	$323,179
Michael K. Sergesketter, Vice President, Chief Financial Officer	$322,264
Christopher J. Thyen, Vice President, New Platforms	$302,271
Cash Incentive Compensation
Each of the Named Executive Officers was eligible to participate in the Company’s 2014 Profit Sharing Incentive Bonus Plan (the “Plan”) during fiscal year 2019. Under the Plan, cash incentives are accrued annually and paid in five installments over the succeeding fiscal year. Except for provisions relating to retirement, death, permanent disability, and certain other circumstances described in a participant’s employment agreement, participants must be actively employed on each payment date to be eligible to receive any unpaid cash incentive installment. The total amount of cash incentives accrued and authorized to be paid to the Named Executive Officers based on fiscal year 2019 results is listed below. The Named Executive Officers received an installment of 50% of the payment in August 2019, and the remaining portion will be paid in equal installments of 12.5% each in September 2019, January 2020, April 2020, and June 2020.

Donald D. Charron, Chairman of the Board, Chief Executive Officer	$292,223
John H. Kahle, Vice President, General Counsel, Chief Compliance Officer, Secretary	$167,076
Steven T. Korn, Vice President, North American Operations	$133,061
Michael K. Sergesketter, Vice President, Chief Financial Officer	$132,167
Christopher J. Thyen, Vice President, New Platforms	$124,453

Stock Compensation
The Named Executive Officers may also receive a variety of stock incentive benefits under the Company’s 2014 Stock Option and Incentive Plan consisting of: incentive stock options, stock appreciation rights, restricted shares, unrestricted shares, restricted share units, or performance shares and performance units.
The following table summarizes the long-term performance shares (“LTPS”) issued in the Company’s Common Stock during August 2019 to the Company’s Named Executive Officers pursuant to their fiscal year 2019 performance share awards:

LTPS Grant (Shares Issued) (1)
Donald D. Charron, Chairman of the Board, Chief Executive Officer	65,692
John H. Kahle, Vice President, General Counsel, Chief Compliance Officer, Secretary	16,746
Steven T. Korn, Vice President, North American Operations	13,181
Michael K. Sergesketter, Vice President, Chief Financial Officer	12,934
Christopher J. Thyen, Vice President, New Platforms	12,351

(1) Shares have not been reduced by the number of shares withheld to satisfy tax withholding obligations.
During August 2019, the Compensation and Governance Committee awarded LTPS grants for fiscal year 2020 to key employees, including the Named Executive Officers, under the Company’s 2014 Stock Option and Incentive Plan. One-third (1/3) of the August 2019 LTPS awards will vest annually over the succeeding three-year period.
The following table summarizes the maximum number of performance shares granted in August 2019 to the Company’s Named Executive Officers for fiscal year 2020:

LTPS Award (number of shares)
Donald D. Charron, Chairman of the Board, Chief Executive Officer	53,288
John H. Kahle, Vice President, General Counsel, Chief Compliance Officer, Secretary	8,930
Steven T. Korn, Vice President, North American Operations	10,774
Michael K. Sergesketter, Vice President, Chief Financial Officer	10,695
Christopher J. Thyen, Vice President, New Platforms	10,077
The number of shares to be issued to each participant is based upon a combination of the bonus percentage attainment component calculated under the Company’s profit sharing incentive bonus plan, adjusted to a three-year average bonus percentage, and a growth attainment component, which is the Company’s growth in sales revenue based on comparison of its three-year compounded annual growth rate (“CAGR”) with the Electronics Manufacturing Services Industry’s three-year CAGR.
Retirement Plans
The Named Executive Officers participate in a defined contribution, participant-directed retirement plan that all domestic employees are eligible to participate in (the “Retirement Plan”). The Retirement Plan provides for voluntary employee contributions as well as a discretionary Company contribution which is determined annually by the Compensation and Governance Committee. Each eligible employee’s Company contribution is defined as a percent of eligible compensation, the percent being identical for all eligible employees, including Named Executive Officers. Participant contributions are fully vested immediately, and Company contributions are fully vested after five years of participation. All Named Executive Officers are fully vested. The Retirement Plan is fully funded. For those eligible employees who, under the 1986 Tax Reform Act, are deemed to be highly compensated, their individual Company contribution under the Retirement Plan is reduced. For employees who are eligible, including all Named Executive Officers, there is a nonqualified, supplemental employee retirement plan (“SERP”) in which the Company contributes to the account of each individual an amount equal to the reduction in the contribution under the Retirement Plan arising from the provisions of the 1986 Tax Reform Act. The SERP investment is primarily composed of employee contributions.